                       CONSUMER PORTFOLIO SERVICES, INC.

                      SUPPLEMENT DATED SEPTEMBER 27, 1996
                      TO PROSPECTUS DATED APRIL 11, 1994

  The following shall replace the second paragraph under the section of the Prospectus entitled "Selling Securityholders and Plan of Distribution" and the table and the footnotes following such paragraph:

  The following sets forth certain information with respect to the Selling Securityholders. Such information gives effect to the 2-for-1 stock split of the Company's Common Stock effected in March 1996. The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholders.


                                Beneficial Ownership of Shares of            Beneficial Ownership of Shares of
Selling Securityholders          Common Stock prior to Sale(1)               Common Stock after to Sale (1)(2)
-----------------------          -----------------------------              ---------------------------------
Whale Securities Co., L.P.                  14,000                                       0

Elliot J. Smith                             40,306(3)                                 15,880

Mathew A. Gohd                              71,000                                       0

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(1)  Assumes that all Warrants have been exercised.

(2) Assumes that all of the Selling Securityholder's shares of Common Stock are sold by the Selling Securityholder and no additional shares are acquired.

(3) Represents outstanding shares of Common stock, including 24,426 shares issued upon the exercise of Warrants prior to the date hereof.